Gene Logic Reports First Quarter 2003 Results—page 1

For further information, please contact:

Gene Logic Inc.	Gene Logic Inc.
Robert G. Burrows (investors/media)	Philip L. Rohrer, Jr. (investors)
Director, Corporate Communications	Chief Financial Officer
301.987.1824	301.987.1700
Email: rburrows@genelogic.com	Email: prohrer@genelogic.com

Gene Logic Reports First Quarter 2003 Results

GAITHERSBURG, Md.—April 28, 2003—Gene Logic Inc. (Nasdaq: GLGC) today reported its first quarter 2003 financial results. These results do not reflect the acquisition of TherImmune, which occurred after the end of the quarter.

Revenue for the first quarter 2003 was $12.7 million, an increase of 7% when compared to $11.8 million in the first quarter of 2002. The increase in total revenue was the result of higher sales for GeneExpress® products and services.

Operating expenses for the first quarter of 2003 decreased to $18.7 million from $20.0 million for the comparable period of 2002. The decrease in operating expenses reflects lower expenses as a result of the implementation of cost control strategies and include more focused content selection and database growth, partially offset by higher employee and depreciation and amortization costs.

For the first quarter of 2003, Gene Logic reported a net loss of $5.8 million, or $0.21 per share, compared to a net loss of $7.5 million, or $0.28 per share, for the same period of 2002, an improvement of 23% and $0.07 per share.

As of March 31, 2003 (and prior to the funding of the acquisition of TherImmune), Gene Logic had approximately $157.3 million in cash, cash equivalents and marketable securities available-for-sale.

Commenting on the quarter, Philip L. Rohrer Jr., Chief Financial Officer, said, “Our first quarter results continue to demonstrate solid progress despite the current economic weakness and cautious capital spending, most notably from the biotech sector. As a result of this weakness, several smaller biotech customers concluded their subscriptions during the quarter. However, we have seen continued growth from our core pharma client base, evidenced by the renewal from Genentech, the expanded agreement with Takeda and, most recently, the commencement of a subscription by Novartis.” Continuing, Mr. Rohrer said, “In the second quarter, while we anticipate ongoing weakness from smaller biotechs, we are confident this will be offset by substantial sales growth in our contract research services business. Going forward, the acquisition of TherImmune Research Corporation should generate the possibility for significant growth in revenue.”

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Gene Logic Reports First Quarter 2003 Results—page 2

Quarterly Highlights
•	During the quarter, Gene Logic announced plans to acquire TherImmune Research Corporation, a privately held contract research services company. The acquisition was completed on April 1, 2003 for an adjusted purchase price, paid in cash and stock, of approximately $51.3 million.
•	Takeda Pharmaceutical signed an agreement to expand its GeneExpress® subscription to include access to the complete BioExpressTM System.
•	Genentech renewed its subscription to the BioExpress System.
•	Gene Logic enhanced its ToxExpress® Solutions line of toxicogenomics products and services with the introduction of new Molecular Mechanism of Toxicity Services.
•	Gene Logic expanded its BioExpress Solutions with the launch of its newest disease-specific information product, the BioExpress Inflammation Suite.

First Quarter 2003 Results Conference Call Information
 As previously announced, Gene Logic’s senior management will host a conference call scheduled for today at 10:00 a.m. Eastern Daylight Time to discuss the details of this announcement. Please dial: domestic 800/699-8358 or international 706/679-5588. No passcode is required for the live call. A replay of the conference call will be available through Monday, May 12, 2003 for domestic callers at 800/642-1687 and international callers at 706/645-9291. The replay passcode is 9687515. A Webcast of the call will also be available for live participation accessed at www.companyboardroom.com or on the Gene Logic Web site – www.genelogic.com. A replay of the Webcast will be made available on the Company Web site. The conference call, Webcast and replay are open to all interested parties.

Gene Logic Overview
 Gene Logic provides a broad range of genomics information and bioinformatics solutions and integrated contract research services to the pharmaceutical and biotechnology industry. Through established expertise in biosample collection, handling and processing, genomic data production, data management and software systems development, and the integration and completion of preclinical and clinical studies and regulatory submissions, the Company’s information products and research services facilitate and expedite the drug discovery and development process. For more information about Gene Logic, visit the Company’s Web site at www.genelogic.com or telephone toll-free – 1/800/GENELOGIC.

Safe Harbor Statement
 This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in this press release. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “goals,” “hopes,” “strategies,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” The risks and uncertainties inherent in such statements include, but are not limited to, the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development, our ability to retain existing and obtain additional customers in a timely manner, capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies, risks relating to the development of genomic information products and their use by existing and potential customers and ultimate consumers, our reliance on sole source suppliers, our ability to limit our losses and become profitable, our ability to timely supply customers with additional data for existing products and updated or new general and customer-specific products, our ability to successfully integrate TherImmune’s operations, technology and personnel with ours (including our ability to adequately manage resources of the joint companies), our ability to retain and continue to meet the needs of TherImmune’s customers, our success in realizing the anticipated economic benefits of the TherImmune acquisition (including increased sales of our products and services to present and future customers of both companies), our ability to comply with regulatory requirements (including those applicable to TherImmune’s business), the potentially depressive effect of sales of Gene Logic stock issued to the TherImmune shareholders in the merger, our ability to

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Gene Logic Reports First Quarter 2003 Results—page 3

retain key employees, our continued access to necessary human and animal tissue samples, the impact of technological advances and competition, our ability to enforce our intellectual property rights and the impact of intellectual property rights of others, as well as other risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Gene Logic assumes no obligation to update any forward-looking statements contained in this press release. Note: Gene Logic, GeneExpress and the Gene Logic logo are all registered trademarks used by Gene Logic Inc.

Financial tables follow.

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Gene Logic Reports First Quarter 2003 Results—page 4

GENE LOGIC INC.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$12,724	$11,842
Expenses:
Database production	13,611	13,515
Research and development	597	779
Selling, general and administrative	4,453	5,725

Total expenses	18,661	20,019

Loss from operations	(5,937)	(8,177)

Interest (income), net	(662)	(839)

Net loss before income tax expense	(5,275)	(7,338)

Income tax expense	526	195

Net loss	$(5,801)	$(7,533)

Net loss per share, basic and diluted	$(0.21)	$(0.28)

Shares used in computing basic and diluted net loss per share	27,105	26,833

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Gene Logic Reports First Quarter 2003 Results—page 5

GENE LOGIC INC.
Condensed Balance Sheets
(In thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$121,199	$106,957
Marketable securities available-for-sale	36,144	60,145
Accounts receivable	5,430	4,793
Inventory, net	7,041	8,936
Prepaid expenses	2,481	1,610
Other current assets	1,940	1,117

Total current assets	174,235	183,558
Property and equipment, net	13,657	14,770
Long-term investments	5,268	5,268
Goodwill	2,677	2,677
Intangibles and other assets, net	20,638	21,187

Total assets	$216,475	$227,460

	LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,619	$8,225
Accrued expenses	5,158	5,187
Current portion of long-term debt	40	40
Deferred revenue	5,834	6,425

Total current liabilities	14,651	19,877
Deferred revenue	1,110	1,363
Long-term debt, net of current portion	700	710
Other noncurrent liabilities	1,067	1,072

Total liabilities	17,528	23,022

Stockholders’ equity:
Common stock	271	271
Additional paid-in capital	363,673	363,294
Accumulated other comprehensive income	179	248
Accumulated deficit	(165,176)	(159,375)

Total stockholders’ equity	198,947	204,438

Total liabilities and stockholders’ equity	$216,475	$227,460

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